Exhibit 4.4

FORM OF RECAPITALIZATION AGREEMENT

THIS RECAPITALIZATION AGREEMENT (this “Agreement”) is made as of September       , 2009 by and among Echo Global Logistics, Inc., a Delaware corporation (the “Company”), and each of the stockholders of the Company executing a counterpart signature page hereto (collectively, the “Stockholders”).

WHEREAS, the Company’s outstanding capital stock consists of (i) 25,674,205 shares of Series A common stock, par value $0.0001 per share (the “Series A Common Stock”), of which 550,000 constitute shares of restricted Series A Common Stock, (ii) 125,000 shares of Series B preferred stock, par value $0.0001 per share (the “Series B Preferred Stock”) and (iii) 6,258,993 shares of Series D preferred stock, par value $0.0001 per share (the “Series D Preferred Stock,” and together with the Series A Common Stock and Series B Preferred Stock, the “Company Stock”);

WHEREAS, the holders of Company Stock own the respective number of shares set forth opposite their names on Exhibit A attached hereto, and the rights and preferences, among other things, of the Company Stock are set forth in the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”), filed with the Secretary of State of the State of Delaware (the “Delaware SOS”) on June 7, 2006;

WHEREAS, the Company has filed a Registration Statement on Form S-1 (File No. 333-150514) (the “Registration Statement”) with the Securities and Exchange Commission relating to, and the board of directors (the “Board”) of the Company has previously authorized, an initial public offering (the “Offering”) of a newly designated class of the Company’s common stock, par value $0.0001 per share (the “New Common”), under the Securities Act of 1933, as amended (the “Securities Act”) by the Company (the “Primary Shares”) and certain stockholders (the “Selling Stockholders”) of the Company (the “Secondary Shares,” and together with the Primary Shares, the “Offering Shares”), which Offering Shares shall be sold to a group of underwriters (the “Underwriters”), for which Morgan Stanley & Co. Incorporated, Credit Suisse Securities (USA) LLC), William Blair & Company, LLC, Thomas Weisel Partners LLC, Barrington Research Associates, Inc. and Craig-Hallum Capital Group LLC (the “Representatives”), and any other underwriter agreed upon by the Company and the Representatives, shall act as the Representatives for resale of the Offering Shares to the public;

WHEREAS, in connection with the Offering, the Company intends to enter into an underwriting agreement (the “Underwriting Agreement”) by and among the Company, the Selling Stockholders and the Underwriters relating to the sale of the Offering Shares to the Representatives for resale to the public in the Offering;

WHEREAS, in connection with the Offering, the Stockholders desire to acknowledge, consent to, authorize and approve the automatic conversion of the Company Stock into fully paid and nonassessable shares of New Common (the “Conversion”), with each holder of Company Stock to receive the number of shares of New Common set forth opposite his, her or its name on Exhibit A attached hereto;

WHEREAS, in connection with the Initial Public Offering, the Stockholders desire to consent to, authorize and approve, immediately prior to the Conversion, a reverse stock split (the “Reverse Stock Split”), pursuant to which (i) every two (2) shares of issued and outstanding Series D Preferred Stock shall, without any other action on the part of the Company, the Stockholders or any other person or entity, be reclassified and combined into one (1) fully paid and non-assessable share of Series D Preferred Stock of the same series as the original Series D Preferred Stock, (ii) every two (2) shares of issued and outstanding Series B Preferred Stock shall, without any other action on the part of the Company, the Stockholders or any other person or entity, be reclassified and combined into one (1) fully paid and non-assessable share of Series B Preferred Stock of the same series as the original Series B Preferred Stock and (iii) every two (2) shares of issued and outstanding Common Stock shall, without any other action on the part of the Company, the Stockholders or any other person or entity, be reclassified and combined into one (1) fully paid and non-assessable share of Common Stock of the same series as the original Common Stock, with the number of shares of Series D Preferred Stock, Series B Preferred Stock and Common Stock to be held by each Stockholder, after giving effect to the Reverse Stock Split, set forth opposite his, her or its name on Exhibit A attached hereto;

WHEREAS, the Conversion and the Reverse Stock Split shall be effected by filing Amendment No. 1 to the Certificate (the “Certificate Amendment”), substantially in the form attached hereto as Exhibit B, with the Delaware SOS on the Effective Date (as hereinafter defined);

WHEREAS, the Company shall subsequently file a Second Amended and Restated Certificate of Incorporation, substantially in the form attached hereto as Exhibit C (the “Restated Certificate”), which shall amend and restate the Certificate, as amended by the Certificate Amendment;

WHEREAS, immediately after the Conversion and Reverse Stock Split, the former holders of Company Stock will own all of the issued and outstanding shares of New Common, and by executing this Agreement, the holders of Company Stock desire to acknowledge, consent to, authorize and approve (i) the Conversion, (ii) the Reverse Stock Split and (iii) filing of the Certificate Amendment and the Restated Certificate; and

WHEREAS, the Board has previously authorized and approved the Certificate Amendment and Restated Certificate and submitted both documents to the holders of Company Stock for their approval.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual representations, warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.               Authorization and Exchange.

(a)           Certificate Amendment and Restated Certificate.  The Board has previously authorized and approved the Certificate Amendment and Restated Certificate.  The Certificate Amendment and Restated Certificate shall be filed and deemed effective on the

Effective Date (as hereinafter defined), which date shall be after the requisite percentage of the Stockholders have executed this Agreement and consented to the Certificate Amendment and Restated Charter.

(b)           Authorization of the New Common.  The Board has previously authorized the issuance of an aggregate of up to 100,000,000 shares of New Common, 16,068,665 of which will be issued to the Stockholders in exchange for all of the issued and outstanding shares of Company Stock (after giving effect to the Conversion and the Reverse Stock Split).  The terms of the New Common are set forth in the Restated Certificate to be filed with the Delaware SOS, which shall be effective in accordance with the terms of this Agreement.

(c)           Exchange of the Company Stock.  On the Effective Date, the Company shall, upon the effectiveness of the Restated Certificate and subject to the terms and conditions set forth herein, issue to each Stockholder shares of New Common in exchange for his, her or its respective shares of Company Stock, which shares of Company Stock shall be cancelled immediately thereafter.  Each Stockholder shall receive the number of shares of New Common set forth opposite his, her or its name on Exhibit A attached hereto (after giving effect to the Conversion and the Reverse Stock Split).  Each Stockholder acknowledges and agrees that all certificates representing shares of Company Stock that are outstanding immediately prior to the Effective Date (the “Original Certificates”) shall, upon the Effective Date, be deemed to represent only the right to receive a replacement certificate (each, a “Replacement Certificate”) representing the applicable number of shares of New Common to be received on or after the Effective Date (after giving effect to the Conversion and the Reverse Stock Split).  The Stockholders acknowledge and agree that, upon the issuance of the New Common in exchange for his, her or its respective shares of Company Stock, the Original Certificates shall be deemed cancelled without any further action on the part of the Company, any Stockholder or any other person or entity.  Each Stockholder acknowledges and agrees that the Company shall not be obligated to deliver any Replacement Certificates until the closing of the Offering has occurred (including the sale of Secondary Shares in connection with the Offering, if any).

(d)           Reverse Stock Split.  On the Effective Date, immediately prior to the Conversion (i) every two (2) shares of issued and outstanding Series D Preferred Stock shall, without any other action on the part of the Company, the Stockholders or any other person or entity, be reclassified and combined into one (1) fully paid and non-assessable share of Series D Preferred Stock of the same series as the original Series D Preferred Stock, (ii) every two (2) shares of issued and outstanding Series B Preferred Stock shall, without any other action on the part of the Company, the Stockholders or any other person or entity, be reclassified and combined into one (1) fully paid and non-assessable share of Series B Preferred Stock of the same series as the original Series B Preferred Stock and (iii) every two (2) shares of issued and outstanding Common Stock shall, without any other action on the part of the Company, the Stockholders or any other person or entity, be reclassified and combined into one (1) fully paid and non-assessable share of Common Stock of the same series as the original Common Stock. The Stockholders acknowledge and agree that any Replacement Certificate representing the applicable number of shares of New Common to be received on or after the Effective Date as a result of the Conversion shall reflect such Reverse Stock Split, with the number of shares of Series D Preferred Stock, Series B Preferred Stock and Common Stock to be held by each

Stockholder, after giving effect to the Reverse Stock Split, set forth opposite his, her or its name on Exhibit A attached hereto.

(e)           Deliveries by the Stockholders.  At the Closing, each Stockholder shall, subject to the terms and conditions set forth herein:

(i)            present and deliver to the Company the Original Certificate(s) duly endorsed for transfer to the Company; and

(ii)           deliver the certificates, instruments and other documents required pursuant to this Agreement or as may be reasonably requested by the Company.

Notwithstanding the foregoing, the failure of any Stockholder to deliver any of the aforementioned documents shall not affect the consummation or validity of the Conversion or the Reverse Stock Split.

(f)            Deliveries by the Company.  At the Closing or as soon as practicable thereafter, the Company shall, subject to the terms and conditions set forth herein:

(i)            subject to the receipt of each Stockholder’s Original Certificate(s), issue and deliver, or cause the Company’s transfer agent to deliver, to each Stockholder the Replacement Certificate(s) evidencing the shares of New Common (after giving effect to the Conversion, the Reverse Stock Split and any sale of Secondary Shares in connection with the Offering) to be issued by the Company to each Stockholder, executed and registered in each such Stockholder’s name or such Stockholder’s nominee’s name, as the case may be; and

(ii)           deliver the certificates, instruments and other documents required pursuant to this Agreement.

(g)           The Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois, and the Certificate Amendment and the Restated Certificate shall each be filed with the Delaware SOS, in each case, immediately prior to the execution of the Underwriting Agreement by the Company, the Selling Stockholders and the Underwriters (the “Effective Date”), or at such other place or time as may be reasonably designated by the Company.

Section 2.               Dividend Payments.  Immediately upon the closing of the Offering, the Company shall pay on a pro rata basis:

(i)            $[31,000] in cash, representing all accrued and unpaid dividends through the Effective Date, to the holders of shares of Series B Preferred Stock; and

(ii)           $[3,300,000] in cash, representing all accrued and unpaid dividends through the Effective Date, to the holders of shares of Series D Preferred Stock.

Upon receipt of the payments set forth above, each of the holders of shares of Series B Preferred Stock and Series D Preferred Stock acknowledge and confirm that no other payments will be due to such holders from the Company pursuant to the Certificate, the Certificate Amendment, the agreements set forth in Section 6 hereof, or any other document or agreement, including any preference payments, payments relating to accrued but unpaid dividends or otherwise.

Section 3.               Representations and Warranties of the Company. As a material inducement to the Stockholders to enter into this Agreement and to exchange their shares of  Company Stock for shares of New Common hereunder, the Company represents and warrants that:

(a)           Organization; Authorization; Enforceability. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby and thereby to which the Company is a party, the Certificate Amendment and the Restated Certificate have been duly authorized by the Company.  This Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b)           No Violation. The execution and delivery by the Company of this Agreement, the issuance of shares of New Common in the Offering, the Certificate Amendment, the Restated Certificate and the fulfillment of and compliance with the respective terms hereof and thereof by the Company do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Company’s capital stock or assets pursuant to, (iv) result in a violation of or (v) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the Certificate, or any law, statute, rule or regulation to which the Company is subject, or any agreement, instrument, order, judgment or decree to which the Company is a party or by which any of its properties are bound, other than as expressly contemplated in such agreements described above and other than those made and obtained.

(c)           Capital Stock and Related Matters. As of the Closing and immediately thereafter, the authorized capital stock of the Company shall consist of 100,000,000 shares of New Common, of which approximately 32,058,198 shares shall be issued and outstanding (subject to the Stock Split), and 2,500,000 shares of preferred stock, par value $0.0001 per share (none of which shall be issued and outstanding).  There are no statutory or contractual preemptive rights or rights of refusal with respect to the issuance of New Common hereunder which have not been waived or terminated in connection with the Offering, or otherwise.  The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock, and the offer, sale and issuance of the New Common hereunder does not require registration under the Securities Act or any applicable state securities laws.

Section 4.               Representations and Warranties of the Stockholders. Each of the Stockholders hereby represents and warrants to the Company that, with respect to such Stockholder:

(a)           Organization; Authorization; Enforceability.  If such Stockholder is an incorporated entity, limited liability company or partnership, such Stockholder has been duly incorporated or organized, as applicable, and is validly existing and in good standing under the laws of its respective state of incorporation or formation.  The execution, delivery and performance of this Agreement, and all other agreements contemplated hereby and thereby to which such Stockholder is a party, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, and, if such Stockholder is an incorporated entity, limited liability company or partnership, have been duly authorized by such Stockholder.

(b)           No Violation. Neither the execution or the delivery of this Agreement and all other documents contemplated hereby to which such Stockholder is a party, nor the consummation of the transactions contemplated hereby and thereby, will (a) conflict with, result in a breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the violation of, (d) give any third party the right to terminate or to accelerate any obligation under or (e) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body  or agency pursuant to, the provisions of the certificate of incorporation or bylaws of such Stockholder (where such Stockholder is an incorporated entity), the certificate of formation or limited liability company agreement of such Stockholder (where such Stockholder is a limited liability company), the certificate of formation or partnership agreement of such Stockholder (where such Stockholder is a partnership) or any law, statute, regulation, rule, judgment, order, decree or other restriction of any government, governmental agency or court to which such Stockholder is subject or to which any his, her or its properties are bound.

(c)           Ownership.  Such Stockholder (a) prior to the date hereof, was the unconditional and beneficial owner of the Company Stock set forth opposite his, her or its name on Exhibit A attached hereto, was entitled to full possession of such Company Stock, had full right, power and authority to sell, assign, transfer (subject to any applicable restrictions on transfer) and deliver the Company Stock and was entitled to be reflected as the record owner of the Company Stock in the share registry of the Company, (b) on the date hereof, owns the Company Stock being exchanged by such Stockholder pursuant to this Agreement free and clear of any restrictions on transfer, claims, taxes, liens, charges, encumbrances, pledges, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands, except for applicable restrictions on transfer under securities laws, and is entitled to be reflected as the record owner of the Company Stock in the share registry of the Company.  No other person or entity has an interest in, to or respecting the Company Stock held by such Stockholder, and no other person or entity will have an interest in the shares of New Common to be received by such Stockholder in connection with the Conversion.

(d)           Litigation.  (a) No action, suit, claim, proceeding or investigation is pending against such Stockholder with respect to its ownership of the Company Stock, at law or in equity, before or by any governmental or regulatory authority, (b) such Stockholder is not involved in any pending arbitration proceeding relating to its ownership of the Company Stock and (c) no governmental inquiry is pending or, to such Stockholder’s knowledge, is threatened against such Stockholder or any other person or entity with respect to such Stockholder’s ownership of or right to assign the Company Stock.

(e)           Brokers.  Such Stockholder has neither directly or indirectly dealt with anyone acting in the capacity of a finder or broker nor incurred any obligations for any finder’s or broker’s fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.               Covenants.

(a)           Legend.  The Company and the Stockholders agree that the certificates evidencing the shares of New Common registered in the name of the Stockholders or any transferee or assignee of the Stockholders shall be imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND NEITHER SUCH SECURITIES NOR ANY INTEREST OR PARTICIPATION THEREIN MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

(b)           Expenses.  Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Company, unless otherwise expressly provided.

(c)           Filings.  Each party hereto will make or cause to be made all such filings and submissions under the laws and regulations applicable to such party, if any, as may be required of such party, for the consummation of the transactions contemplated by this Agreement.

(d)           Further Assurances.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the transactions contemplated by this Agreement.  The Stockholders hereby consent to the taking by the Company of all actions necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

Section 6.               Prior Agreements.

(a)           Right of First Refusal and Co-Sale Agreement.  The Stockholders acknowledge and agree that, upon the closing of the Offering, pursuant to Section 6.5(a) of the Echo Global Logistics, Inc. Right of First Refusal and Co-Sale Agreement (the “Co-Sale Agreement”), effective as of June 7, 2006 by and among the Company, the Investors (as defined therein) and the Subject Holders (as defined therein), the Co-Sale Agreement shall be terminated and be of no further force and effect.  The Stockholders waive all rights that they may have, including, without limitation, any rights of first refusal or co-sale rights, pursuant to the Co-Sale Agreement from and after the date hereof.

(b)           Voting Rights Agreement.  The Stockholders acknowledge and agree that, upon the closing of the Offering, pursuant to Section 2.1(a) of the Echo Global Logistics, Inc. Voting Agreement (the “Voting Agreement”), effective as of June 7, 2006 by and among the Company, the Common Holders (as defined therein) and the Investors (as defined therein), the Voting Agreement shall be terminated and be of no further force and effect.  The Stockholders waive all rights that they may have pursuant to the Voting Agreement from and after the date hereof.

(c)           Investor Rights Agreement.  The Stockholders acknowledge and agree that, upon the closing of the Offering, pursuant to the Echo Global Logistics, Inc. Investor Rights Agreement (the “Investor Rights Agreement”), effective as of June 7, 2006 by and among the Company and the Investors (as defined therein), (i) the covenants of the Company contained in Section 3 of the Investor Rights Agreement (other than Sections 3.3, 3.8 and 3.10) shall terminate and be of no further force and effect, and (ii) the rights of first refusal established by Section 4 of the Investor Rights Agreement shall terminate and be of no further force and effect. The Stockholders waive the rights set forth above, including, without limitation, any rights to cause the Company to register their shares of New Common in connection with the filing of the Registration Statement, from and after the date hereof.

(d)           Management Rights.  New Enterprise Associates 12, Limited Partnership and NEA Ventures 2006, Limited Partnership (collectively, “NEA”) acknowledge and agree that, upon the closing of the Offering, pursuant to that certain letter agreement (the “Management Rights Letter”), dated June 7, 2006 by and between the Company and NEA, the contractual management rights granted to NEA therein shall be terminated and be of no further force and effect.

(e)           Waiver of Notice.  The Stockholders hereby waive all rights relating to the Company’s compliance with the notice provisions set forth in the Co-Sale Agreement, Voting Agreement and Investor Rights Agreement that may arise with respect to the shares of New Common to be offered in the Offering, including, without limitation, shares of New Common being offered and sold by the Selling Stockholders.

(f)            Agreement to Delay Payments.  In connection with the Certificate Amendment, the holders of shares of Preferred Stock hereby agree to delay any payments due to such holders from the Company pursuant to the Certificate, including any preference payments, payments relating to any accrued but unpaid dividends or otherwise, until the closing of the Offering.

(g)           Acknowledgement of Adjustment.  The Stockholders acknowledge and agree that the shares of Company Stock set forth in Exhibit A attached hereto have been adjusted in accordance with Section 5(i) of the Certificate, and the applicable Stockholders hereby waive any and all other rights relating to the Company’s compliance with Section 5(i) of the Certificate.

(h)           Secondary Shares.  The Stockholders acknowledge and agree that the Secondary Shares, if any, shall be issued in uncertificated form.

(i)            Fractional Shares.  The Stockholders acknowledge and agree that no fractional shares of Company Stock shall be issued by reason of the Reverse Stock Split, and any such fractional shares resulting from the Reverse Stock Split shall be rounded down to the nearest whole share.

Section 7.               Miscellaneous.

(a)           Unified Agreement.  The parties intend that the provisions hereof constitute a unified agreement, and that although certain events shall occur on different dates or at different times, it is the intention of the parties that none of the transactions be given permanent effect unless the Offering shall have been consummated.

(b)           Rescission. The parties hereto agree that, if the closing of the Offering has not occurred on or prior to January 31, 2010, (i) the transactions effected pursuant to this Agreement shall be rescinded in their entirety, (ii) the deliveries made pursuant to Sections 1(e) and 1(f) hereof shall be reversed and the parties hereto shall be returned to their respective positions immediately prior to the Effective Date and (iii) any rights or obligations of the parties under this Agreement shall be terminated, and, without limitation, the Company may take such actions as necessary to re-establish the capital structure of the Company as in effect prior to the transactions effected pursuant to this Agreement.  At any time prior to the effectiveness of the Conversion, the Board may abandon the Conversion without further action by the stockholders of the Company.

(c)           Exemption from Registration.  Each Stockholder understands that the acquisition of New Common pursuant to the Conversion is intended to be exempt from registration under the Securities Act, including as a transaction exempt from registration  pursuant to Section 3(a)(9) thereof.

(d)           Specific Enforcement. The parties acknowledge the unique nature of the provisions hereof, and agree that damages in the event of breach would be both difficult to calculate and an inadequate remedy.  Consequently, in the event of breach, and in addition to recovering any provable damages and reimbursement of any legal fees, the injured party shall be entitled to equitable relief, including specific performance.

(e)           Survival of Representations and Warranties. All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by any Stockholder or on its behalf or the Company or on its behalf.

(f)            Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(g)           Counterparts. This Agreement may be executed in counterparts, including counterparts transmitted by facsimile or electronic transmission, each of which shall be an original as against the party whose signature appears thereon and each of which together shall constitute one and the same instrument.

(h)           Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

(i)            Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors, assigns, heirs and legal representatives of the parties hereto whether so expressed or not.  In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for any Stockholder’s benefit as a Stockholder or holder of New Common are also for the benefit of, and enforceable by, any subsequent holder of such New Common.

(j)            Governing Law. This Agreement shall be subject to the laws of the State of Delaware without regard to principles of conflicts of law.

(k)           Waiver of Jury Trial.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER AGREEMENT ENTERED INTO IN CONNECTION HEREWITH, ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

(l)            No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(m)          Legal Counsel.  Each party hereby agrees and acknowledges that it has had full opportunity to consult with counsel and tax advisors of its selection in connection with the preparation and negotiation of this Agreement.

(n)           No Third Party Rights.  No person or entity not a signatory hereto shall have any rights as a third party beneficiary to this Agreement, or to enforce the provisions hereof on behalf of any signatory.

(o)           Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid) or telecopied to the recipient.  Such notices, demands and other communications shall be sent to each Stockholder at the address indicated next to such party’s name on the signature pages hereto or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

(p)           Entire Agreement.  This Agreement, including the exhibits hereto, embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement.  There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions.

(q)           Tax Treatment. The parties hereto intend that the transactions contemplated by this Agreement shall be treated as a tax-free recapitalization pursuant to Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, and this Agreement constitutes a “plan of reorganization.”  Each of the parties hereto shall file all tax returns in a manner consistent with the foregoing.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.